Exhibit 99.8

PRESS RELEASE

Cyren Announces Commencement of Rights Offering

McLean, Va. – October 4, 2019 – Cyren (NASDAQ: CYRN) (the “Company”) announced today that it has commenced the previously announced rights offering to raise gross proceeds of approximately $12.5 million (the “Rights Offering”). Under the terms of the Rights Offering, the holders of the Company’s ordinary shares as of 5:00 p.m., New York City time, on September 25, 2019, the record date for the Rights Offering, will receive one subscription right (a “Right”) for every 7.55 ordinary shares held, as more fully described in the prospectus supplement, filed today. Each Right will entitle a holder to purchase one ordinary share at a subscription price of $1.73 per share. A maximum of 7,240,808 ordinary shares will be issued pursuant to the Rights Offering, representing approximately 13.2% of the currently issued and outstanding ordinary shares. No fractional Rights will be issued in the Rights Offering; any fractional Rights will be rounded down to the nearest whole Right. The Rights Offering also includes an over-subscription right which entitles all shareholders to purchase additional ordinary shares that remain unsubscribed for at the expiration of the Rights Offering. The Company expects to use the proceeds from the Rights Offering for general working capital purposes.

The Company’s majority shareholder, WP XII Investments B.V., an entity controlled by funds affiliated with Warburg Pincus, LLC (“Warburg Pincus”) has provided a commitment letter to the Company in which it committed to subscribe for ordinary shares for an aggregate amount of at least $8,000,000 of ordinary shares pursuant to its basic subscription rights and over-subscription rights. Warburg Pincus will not receive any fee in connection with its commitment.

The Rights Offering is expected to expire at 5:00 p.m., New York City time, on November 4, 2019. The Company reserves the right to cancel, terminate, extend or amend the Rights Offering at any time prior to its expiration. The Company has engaged D.F. King & Co., Inc., to act as information agent with respect to the Rights Offering. For questions regarding the Rights Offering, or to obtain copies of the Rights Offering prospectus and any related materials, please contact D.F. King & Co. at cyren@dfking.com or by telephone at 212-269-5550 (for banks and brokers) or toll free at 877-283-0325.

The Rights Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Reg. No. 333-233316) on file with the Securities and Exchange Commission (“SEC”) and the prospectus supplement relating to the Rights Offering, filed today. Before you invest, you should read the prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and the Rights Offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Rights, ordinary shares or any other securities, nor will there be any sale of the Rights, ordinary shares or any other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Cyren:

More than 1.3 billion users around the world rely on Cyren’s 100% cloud security solutions to protect them against cyber attacks and data loss every day. Powered by the world’s largest security cloud, Cyren (NASDAQ: CYRN) delivers fast time-to-protection with award-winning email security, cloud sandboxing and DNS filtering services for business, and threat intelligence solutions for service providers and security vendors like Microsoft, Google and Check Point. Learn more at www.cyren.com.

Blog: http://blog.cyren.com

Facebook: www.facebook.com/CyrenWeb

LinkedIn: www.linkedin.com/company/cyren

Twitter: www.twitter.com/CyrenInc

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense, and statements including words such as “expect,” “plan,” “estimate,” “anticipate,” or “believe” are forward-looking statements, such as (i) expectations regarding plans, amounts and timing for the Rights Offering, (ii) expectations regarding Warburg Pincus’ commitment, (iii) the anticipated use of proceeds derived the Rights Offering, and (iv) expectations regarding participation in the Rights Offering. These statements are based on information available at the time of the press release and the company assumes no obligation to update any of them. The statements in this press release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors, including the risk that the Rights Offering is not completed, the Company’s ability to manage the Rights Offering successfully, Warburg Pincus’ ability to perform its commitment, adverse conditions in the national and global financial markets, business conditions and growth or deterioration in the internet security market, technological developments, increased competition or its ability to anticipate or effectively react to competitive challenges, the Company’s ability to retain key personnel and availability of qualified staff, and technological difficulties and resource constraints encountered in developing new products, as well as those risks described in the Company’s publicly filed reports, which are available through www.sec.gov.

Company Contact
Mike Myshrall, CFO
Cyren
+1.703.760.3320
mike.myshrall@cyren.com

Media Contact
Matthew Zintel
Zintel Public Relations
+1.281.444.1590
matthew.zintel@zintelpr.com